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                                                                    EXHIBIT 99.1


                            THE GYMBOREE CORPORATION
                    1993 AMENDED AND RESTATED EMPLOYEE STOCK
                                  PURCHASE PLAN


        The following constitute the provisions of the 1993 Amended and Restated Employee Stock Purchase Plan of the Gymboree Corporation.

        1. Purpose. The purpose of the Plan is to provide eligible employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2. Definitions.

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (c) "Common Stock" shall mean the Common Stock of the Company.

            (d) "Company" shall mean The Gymboree Corporation, a Delaware corporation.

            (e) "Designated Subsidiary" shall mean the Subsidiaries which have been designated by the Board (or any committee acting as Plan Administrator) from time to time in its sole discretion as eligible to participate in the Plan.

            (f) "Eligible Compensation" shall mean all base straight time gross earnings plus payments of overtime, shift premiums and commissions, but excluding incentive compensation, incentive payments, bonuses, awards, severance pay, living and relocation bonuses, pay in lieu of vacations, gain from stock option exercises, and other special compensation.

            (g) "Eligible Employee" shall mean any individual who is a regular employee of the Company or a Designated Subsidiary for purposes of tax withholding
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under the Code and, for purposes of the Plan, works at least twenty (20) hours a week. Further, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

            (h) "Enrollment Date" shall mean the first day of each Offering Period.

            (i) "ESPP Broker" shall have the meaning set forth in Section 13(c).

            (j) "Exercise Date" shall mean the last day of each Purchase Period.

            (k) "Fair Market Value" shall mean the per share value of Common Stock determined in good faith by the Plan Administrator or, if the Common Stock is (a) listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by that market for regular session trading for a single trading day, (b) listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for regular session trading for a single trading day, (c) quoted on the Nasdaq SmallCap Market, the last sales price as reported by that market for a single trading day, or (d) quoted on the OTC Bulletin Board Service or by the National Quotation Bureau, Inc., the average of the high bid and low asked prices reported by such service for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

            (l) "Offering Period" shall have the meaning set forth in Section 4.

            (m) "Participant" shall mean any Eligible Employee who has elected to participate in an Offering Period in accordance with the procedures in
Section 6 and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

            (n) "Plan" shall mean this Employee Stock Purchase Plan.

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            (o) "Plan Administrator" shall have the meaning set forth in Section
14.

            (p) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date, whichever is lower.

            (q) "Purchase Period" shall have the meaning set forth in Section 5.

            (r) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

            (s) "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (Nasdaq) System are open for trading.

        3. Eligibility.

            (a) Any Eligible Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

            (b) Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributable to such Eligible Employee pursuant to Section 424(d) of the
Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

            (c) Notwithstanding paragraph (b) above, the maximum number of shares a Participant may purchase during each Purchase Period of any Offering Period shall be 2000 Shares (subject to adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Section 13.

        4. Offering Periods. The Plan shall be implemented by a series of consecutive, overlapping offering periods that each last twelve (12) months (each, an

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"Offering Period") with a new Offering Period commencing on the first Trading
Day on or after January 1 and July 1 each year, or on such other date as the Plan Administrator shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. Notwithstanding the foregoing, the Plan Administrator shall have the power to change the duration of an Offering Period (including the commencing and ending dates thereof) with respect to future offerings; provided, however, that no Offering Period may exceed five (5) years and, further, if the Purchase Price may be less than 85% of the Fair Market Value of the Common Stock on the Exercise Date, the Offering Period may not exceed 27 months. If the last day of an Offering Period is not a regular business day, the last day of the Offering Period shall be deemed to be the last preceding Trading Day.

        5. Purchase Periods. Each Offering Period shall consist of one or more consecutive purchase periods (each, a "Purchase Period"). The last day of each Purchase Period shall be the Exercise Date for options issued at the commencement of such Purchase Period. A Purchase Period shall commence on each January 1 and July 1 and shall end on the next June 30 and December 31, respectively. Notwithstanding the foregoing, the Plan Administrator shall have the power to change the duration of Purchase Periods (including the commencing and ending dates thereof) with respect to future Purchase Periods. If the last day of a Purchase Period is not a regular business day, the last day of the Purchase Period shall be deemed to be the last preceding Trading Day.

        6. Participation.

            (a) An Eligible Employee may become a Participant in the Plan by completing a subscription agreement in the form provided by the Company and filing it with the Company's Human Resources Department (as set forth in Section 20 below) at least five (5) business days prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Plan Administrator for all eligible Employees with respect to a given Offering Period. Such subscription agreement shall (a) indicate the Eligible Employee's election to participate in the Plan, (b) authorize payroll deductions and state the amount to be deducted regularly from the Participant's Eligible Compensation and (c) authorize the purchase of Common Stock for the Eligible Employee in each Purchase Period.

            (b) Payroll deductions for a Participant shall commence on the first payroll period following the Enrollment Date and shall end on the last payroll period in the Offering Period, unless sooner terminated by the Participant as provided in Section 11 hereof.

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            (c) An Eligible Employee who does not deliver a subscription agreement pursuant to Section 6(a) hereof shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently enrolls in the Plan by filing a subscription agreement pursuant to Section 6(a) for such subsequent Offering Period. The Company may, from time to time, change the deadline for filing of subscription agreements for future Offering Periods as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan.

            (d) An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period, provided that such employee is still an Eligible Employee as of the commencement of such subsequent Offering Period.

            (e) Eligible Employees may not participate in more than one Offering Period at a time.

            (f) A Participant who has elected to participate in an Offering Period shall automatically participate in the next Offering Period until such time as the Participant withdraws from the Plan or terminates employment as provided in Section 11.

        7. Payroll Deductions.

            (a) At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Eligible Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the Participant's Eligible Compensation during said Offering Period. Amounts shall be withheld in whole percentages only.

            (b) Individual accounts shall be maintained for each Participant for memorandum purposes. All payroll deductions made for a Participant shall be credited to his or her account under the Plan but shall be deposited with the general funds of the Company. Subject to Section 7(e), Common Stock acquired pursuant to the exercise of all or any portion of an option granted under the Plan may be paid for only by means of payroll deductions from the Participant's Eligible Compensation and a Participant may not make any additional payments into such account. All payroll

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deductions received or held by the Company may be used by the Company for any corporate purpose.

            (c) Unless the Plan Administrator establishes otherwise for a future Offering Period, a Participant may discontinue his or her participation in the Plan as provided in Section 11 hereof, or may decrease the rate of his or her payroll deductions, including to 0%, during the current Purchase Period by filing with the Company's Human Resources Department (as set forth in Section 20 below) a new subscription agreement authorizing a decrease in payroll deduction rate. The decrease in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

            (d) A Participant may increase the rate of his or her payroll deductions during a current Purchase Period by filing with the Company's Human Resources Department, a new subscription agreement authorizing the increase in payroll deduction rate. The increase in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. In addition, a Participant may increase the rate of his or her payroll deductions for an upcoming Purchase Period by filing with the Company's Human Resources Department (as set forth in Section 20 below) a new subscription agreement authorizing an increase in payroll deduction rate within five (5) business days of the commencement of the upcoming Purchase Period. A Participant's amended subscription agreement shall remain in effect for successive Purchase Periods and Offering Periods unless the Participant again changes such subscription agreement in accordance with the terms of the Plan or the subscription agreement is terminated as provided in Section 11. The Board shall be authorized to limit the number of participation rate changes during any Offering Period.

            (e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to 0% at such time during any Purchase Period that is scheduled to end during the current calendar year (the "Current Purchase Period") as the aggregate of all payroll deductions that were previously used to purchase stock under the Plan in a prior Purchase Period that ended during the current calendar year plus all payroll deductions accumulated with respect to the Current Purchase Period equal $21,250. Payroll deductions shall recommence at the rate provided in such Participant's subscription agreement at the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in
Section 11.

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            (f) During unpaid leaves of absence approved by the Company and meeting the requirements of the applicable treasury regulations promulgated under the Code, a Participant may elect to continue participation in the Plan by continuing to accrue payroll deductions equal to such amount as if the Participant had not taken a leave of absence. Currently the treasury regulations provide that a Participant may continue participation in the Plan only during the first 90 days of a leave of absence unless the Participant's reemployment rights are guaranteed by contract or statute.

            (g) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the employee.

        8. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated prior to such Exercise Date and credited to the Participant's memorandum account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b), 3(c) and 13 hereof. Exercise of the option shall occur as provided in Section 9, unless the Participant has withdrawn pursuant to Section 11, and the option shall expire on the last day of the Offering Period.

        9. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 11 below, his or her option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased (unless the Plan Administrator has determined for a future Offering Period that fractional shares may be issued under the Plan); any payroll deductions accumulated in a Participant's account which are not sufficient to purchase a full share shall remain credited to the Participant's account for the subsequent Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 11. Any other money left over in a Participant's account after the

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Exercise Date shall be returned to the Participant without payment of interest.
In the event that the Participant does not participate in the next Purchase Period, the entire remaining cash balance shall be refunded to the Participant as soon as practicable after the Exercise Date without payment of interest. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

        10. Delivery. Unless the Plan Administrator has designated or approved an ESPP Broker pursuant to Section 13(c), as promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each Participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

        11. Withdrawal; Termination of Employment.

            (a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not used to exercise his or her option under the Plan at any time by giving written notice to the Company's Human Resources Department (as set forth in Section 20 below) in a form provided by the Company for such purpose. All of the Participant's payroll deductions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new subscription agreement.

            (b) Upon a Participant's ceasing to be an Eligible Employee for any reason or upon termination of a Participant's employment relationship (as described in Section 2(g)), the payroll deductions credited to such Participant's account but not yet used to exercise the option will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant's option will be automatically terminated.

            (c) No Common Stock shall be purchased on behalf of a Participant on an Exercise Date if his or her participation in the current Offering Period or the Plan has terminated on or before such Exercise Date or if the Participant has otherwise terminated employment prior to such Exercise Date.

        12. Interest. No interest shall accrue on payroll deductions of a Participant in the Plan.

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        13. Stock.

            (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 875,278 shares, subject to adjustment upon changes in capitalization of the Company as provided in
Section 18. During any Purchase Period under the Plan, the maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan during such Purchase Period shall be 200,000 shares, which number of shares shall apply as a cumulative limit to the number of shares which shall be made available for sale under all Purchase Periods occurring simultaneously under separate Offering Periods under the Plan, subject to adjustment upon changes in capitalization as provided in Section 18. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Shares issued under the Plan shall be drawn from authorized and unissued shares or from shares subsequently acquired by the Company as treasury shares.

            (b) The Participant shall not be deemed to be a stockholder of the Company and will have no interest in or voting right with respect to shares covered by his or her option until such option has been exercised and a certificate or its equivalent has been issued to the Participant for the shares following exercise.

            (c) If the Plan Administrator designates or approves a stockbroker or other financial services firm (the "ESPP Broker") to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Exercise Date, the number of shares of Common Stock purchased by each Participant shall be deposited into an account established in the name of the Participant with the ESPP Broker. Each Participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common Stock. A Participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Common Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Common Stock for which the holding period set forth above has been satisfied, the Participant may move those shares of Common Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a Participant's account shall be credited to such account. A Participant who is not

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subject to payment of U.S. income taxes may move his or her shares of Common
Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

            (d) In the event that no ESPP Broker is designated or approved by the Plan Administrator, the shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

            (e) By enrolling in the Plan, each Participant agrees to promptly give the Company notice of any Common Stock disposed of within the later of one year from the Exercise Date and two years from the Offering Date for such Common Stock, showing the number of such shares disposed of and the Exercise Date for such Common Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

        14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board or, if and to the extent the Board or the committee appointed to administer the Plan designates one or more executive officers to administer the Plan, by such executive officer(s) (each, the "Plan Administrator"). The Plan Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

        15. Designation of a Beneficiary.

            (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

            (b) Such designation of beneficiary may be changed by the Participant (and his or her spouse, if any) at any time by written notice as provided in

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Section 20 below. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        16. Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.

        17. Reports. Individual memorandum accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

        18. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

            (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the (i) the maximum number and kind of shares of Common Stock subject to the Plan, (ii) the number and kind of securities that are subject to any outstanding options and the per share price of such securities and (iii) the maximum number of shares of Common Stock that may be purchased by a Participant in a Purchase Period shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of



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any class, or securities convertible into sales of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Board may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

            (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise terminated by the Board.

            (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in
Section 11. For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor

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corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

            (d) The grant of options under the Plan shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        19. Amendment, Suspension or Termination.

            (a) The Board may at any time and for any reason terminate, suspend or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. During any period of suspension or upon termination of the Plan, no options shall be granted under the Plan. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with
Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval for any amendment that will (i) increase the total number of shares that may be issued under the Plan (ii) modify the class of employees eligible to participate in the Plan, or (iii) otherwise require stockholder approval under any applicable law or regulation in such a manner and to such a degree as required.

            (b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been "adversely affected," the Plan Administrator shall be entitled to change the Purchase Periods and/or Offering Periods, limit the frequency and/or number of changes in the amount withheld during Purchase Periods and/or Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Eligible Compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

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        20. Notices. All notices or other communications by a Participant to the
Company under or in connection with the Plan shall be given via overnight courier, certified mail (return receipt requested), facsimile or such other form as approved by the Plan Administrator, and shall be deemed to have been duly given when received in the form specified by the Plan Administrator by the Company's Human Resources Department at the Company's corporate headquarters.

        21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

            As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect until February 11, 2013, unless sooner terminated pursuant to Section 19.

        23. Automatic Transfer to Low Price Offering Period. If the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their options on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

        24. No Rights as an Employee. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Subsidiary or to affect the right of the Company or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

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

        25. Effect Upon Other Plans. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary to (a) establish other forms of incentives or compensation for employees of the Company or any Subsidiary or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.


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